As filed with the Securities and Exchange Commission on August 18, 2005

                                                     Registration No. 333-

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       ----------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


       Delaware                             7389                  22-3720962
(State or other jurisdiction    Primary Standard Industrial    (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
      organization)
                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                                 (973) 290-0080

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 -----------------------------------------------

                                  A. DALE MAYO
                      Chief Executive Officer and President
                      Access Integrated Technologies, Inc.
                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                                 (973) 290-0080

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:

                           JONATHAN K. COOPERMAN, ESQ.
                            Kelley Drye & Warren LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 808-7800

             -----------------------------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]


        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                    ----------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed
                                                             Maximum
                                                             Offering  Proposed Maximum    Amount of
   Title of Each Class of              Amount to be          Price Per    Aggregate      Registration
 Securities to be Registered           Registered (1) (2)    Share (3)  Offering Price       Fee

Class A Class A common stock,
par value $.001 per share (3)           5,291,809            $ 10.86    $ 57,469,045    $ 6,765.00

     (1) Includes the registration for resale of (i) 1,909,115 shares issued to investors pursuant to a Securities Purchase Agreement dated as of July 19, 2005 (the "Purchase Agreement"), (ii) 477,275 shares issuable upon exercise of outstanding warrants, all of which warrants were issued to investors pursuant to the Purchase Agreement, and (iii) 2,905,419 shares that were issued to certain selling stockholders, pursuant to various private transactions with us, who exercised their piggyback registration rights (see footnotes to the "Selling Stockholders" table beginning on page 21).

     (2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of Class A common stock as may become issuable as a result of stock splits or stock dividends.

     (3) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and represents the average high and low trading prices of the Class A common stock as reported on the American Stock Exchange on August 11, 2005.

                    ----------------------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                  Subject to Completion. Dated August 18, 2005


                                   PROSPECTUS

                                5,291,809 Shares

                              Class A common stock

This prospectus relates to the resale by certain selling security holders of Access Integrated Technologies, Inc. of 5,291,809 shares of our Class A common stock, including 1,909,115, shares of our Class A common stock purchased by certain security holders in our July 2005 private offering, 477,275 shares of our Class A common stock issuable upon the exercise of warrants issued to those security holders. We are contractually obligated under our registration rights agreements with the selling stockholders in our July 2005 private offering to register the shares they may resell under such registration rights agreements. This prospectus may also be used by selling stockholders who exercised their piggyback registration rights with regard to 2,905,419 shares of our Class A common stock that they acquired in private transactions with us.

The selling security holders may offer to sell the shares of our Class A common stock being offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

The shares of our Class A common stock are listed for trading on the American Stock Exchange under the symbol "AIX". On August 17, 2005, the last reported sale price of our Class A common stock was $13.15 per share.

We will not receive any proceeds from the resale of shares of our Class A common stock by the selling security holders, other than payment of the exercise price of the warrants. We will pay the expenses of this offering.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               ___________, 2005

                              ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, selling stockholders may, from time to time, offer and sell shares of our Class A common stock pursuant to this prospectus. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our Class A common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" in this prospectus.


        You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.


                       WHERE YOU CAN FIND MORE INFORMATION


        We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934. Our filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.


        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to our securities described in this prospectus. References to the "REGISTRATION STATEMENT" or the "REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the locations described above.


        Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        The SEC allows us to "INCORPORATE BY REFERENCE" in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

        We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

     o our current report on Form 8-K, dated November 17, 2004 filed with the SEC on February 2, 2005;
     o our annual report on Form 10-KSB for the fiscal year ended March 31, 2005, filed with the SEC on June 29, 2005;
     o our quarterly report on Form 10-QSB for the period ended June 30, 2005, filed with the SEC on August 15, 2005;
     o our current report on Form 8-K, dated April 29, 2005, filed with the SEC on April 29, 2005;
     o our current report on Form 8-K, dated June 14, 2005, filed with the SEC on June 14, 2005;
     o our current report on Form 8-K, dated June 24, 2005, filed with the SEC on June 24, 2005;
     o our current report on Form 8-K, dated June 27, 2005, filed with the SEC on June 27, 2005;
     o our current report on Form 8-K, dated July 22, 2005, filed with the SEC on July 22, 2005;
     o our current report on Form 8-K/A, dated July 22, 2005, filed with the SEC on July 22, 2005;
     o our current report on Form 8-K, dated August 11, 2005, filed with the SEC on August 11, 2005;
     o the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on September 24, 2003.

     Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.


     You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: Access Integrated Technologies, Inc., 55 Madison Avenue, Suite 300, Morristown, NJ 07960, Attention: General Counsel, Telephone (973) 290-0080.

                           FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "believe," "expect," "may," "will," "should," "seek," "plan," "intend" or "anticipate" or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

         o successful integration of acquired businesses;

         o the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business;

         o economic and market conditions;

         o the performance of our targeted markets;

         o changes in business relationships with our major customers;

         o competitive product and pricing pressures; and

         o the other risks and uncertainties that are described in this prospectus and from time to time in our filings with the SEC.

Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

                               PROSPECTUS SUMMARY


        THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO INVEST OUR IN CLASS A COMMON STOCK. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.


In this prospectus, "AccessIT", "we," "us," "our" and the "Company" refer to Access Integrated Technologies, Inc. and its subsidiaries unless the context otherwise requires.

                                  OUR BUSINESS

AccessIT was organized on March 31, 2000 and we are in the business of providing software services and technology solutions to the motion picture industry, and operating Internet data centers. We are actively expanding into new and interrelated business areas relating to the delivery and management of digital cinema content to entertainment venues worldwide. These businesses, supported by our Internet data center business, have become our primary strategic focus.

Our business focus is to create a secure, managed and complete system that consists of software to book, track and perform accounting functions for digital content in theatres, deliver digital content to multiple locations and provide the content management software for in-theatre playback system for the digital cinema marketplace. The system is intended to use all of our businesses:

MEDIA SERVICES

         o Digital Media Delivery - digital media managed electronic delivery services and in-theatre management software for use in theatres from Access Digital Media, Inc. ("AccessDM"), our wholly- owned subsidiary, and satellite delivery services from FiberSat Global Services, Inc., our wholly-owned subsidiary. The Pavilion Theatre (as defined below) is utilizing the digital media managed electronic delivery services and in-theatre management software products;

         o Movie Distribution and Exhibitor Software - Hollywood Software, Inc. ("Hollywood SW"), our wholly-owned subsidiary, develops and licenses distribution and exhibitor software products and services;

DATA CENTER SERVICES

         o Data Centers - AccessIT's Internet data centers ("IDCs" or "data centers"), including redundant sites in Los Angeles and New York City; and

         o Managed Service Offerings- managed storage and network and systems management services by Core Technology Services, Inc. ("Managed Services"), our wholly-owned subsidiary, and AccessIT.

Our system provides a digital content owner with the secure delivery of multiple files to multiple locations with proactive notification and security management. Our system also provides the digital content exhibitor with access to digital content, freedom to choose what to play and when to play it with proactive notifications and management software. We have created a system whereby digital content is delivered where it is supposed to go, is played when it is supposed to be played along with the ability to act upon and report back management and financial information.

We have two reportable segments: Media Services, which represents the operations of AccessDM (including Boeing Digital (as defined below)), Pavilion Theatre, FiberSat (as defined below) and Hollywood SW; and Data Center Services, which are comprised of our IDC operations and Managed Service Offerings.

In February 2003, we organized AccessDM, which in May 2004 became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. Also, in April 2005 we completed the development of in-theatre management software for use by digitally - equipped movie theaters, called the Theatre Command Center.

In November 2003, we acquired all of the capital stock of Hollywood SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada (the "Hollywood SW Acquisition"). Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, Hollywood SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling Hollywood SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venue operators as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of the IDCs, on January 9, 2004, we acquired Managed Services, a managed service provider of information technologies. As an information technology outsourcing organization, Managed Services manages clients' networks and systems in over 35 countries in Europe, Asia, North and South America and more than 20 states in the United States. Managed Services operates a 24x7 Global Network Command Center ("GNCC"), capable of running the networks and systems of large corporate clients. The four largest customers of Managed Services accounted for approximately 54% of its revenues. The managed services capabilities of Managed Services have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital Cinema ("Boeing Digital"), a division of The Boeing Company ("Boeing"). These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens within 21 theaters in the United States and equipment stored at other locations, and satellite transmission equipment located in Los Angeles, California. Since the acquisition, we have used the stored equipment (and added new equipment) in an additional 3 screens within 2 theaters in the United States.

Also in March 2004, we refinanced approximately $4.2 aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which as of March 31, 2005 were convertible into a maximum of 312,425 shares of our Class A common stock.

In May 2004, we entered into an agreement with the holder of 750,000 shares of AccessDM's common stock, to exchange all of the holder's shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, which was consummated on May 26, 2004, AccessIT now holds 100% of AccessDM's common stock.

In June 2004, we consummated a $4.87 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt. We registered the resale of all of the
1,217,500 shares and the 304,375 shares underlying the warrants on a registration statement on Form SB-2 with the SEC on July 2, 2004, which was declared effective by the SEC on July 20, 2004.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors (the "November 2004 PIPE"). The net proceeds of approximately $1.023 million from such private placement were used for the FiberSat Acquisition and for working capital. These shares carry piggyback and demand registration rights, at the sole expense of the investors. The investors exercised their piggyback registration rights and we registered the resale of all of the 282,776 shares on a registration statement on Form S-3, which was declared effective by the SEC on March 21, 2005.

Also in November 2004, we acquired substantially all of the assets of FiberSat Global Services, LLC ("FiberSat") through FiberSat Global Services, Inc., our wholly-owned subsidiary (the "FiberSat Acquisition"). FiberSat, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. FiberSat's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by FiberSat's fully operational data storage and uplink facility located in Los Angeles, California. FiberSat has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of $7.6 million, 4-year convertible debentures (the "Convertible Debentures"). The Convertible Debentures bear interest at the rate of 7% per year and are convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustments from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors warrants (the "Convertible Debentures Warrants") exercisable for up to 560,196 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustments from time to time. The Convertible Debentures Warrants may be exercised beginning on September 9, 2005 until five years thereafter. We registered the resale of all of the shares underlying the Convertible Debentures and the Convertible Debentures Warrants with the SEC on March 11, 2005, which was declared effective by the SEC on March 21, 2005.

Also in February 2005, through ADM Cinema Corporation, our wholly-owned subsidiary ("ADM Cinema"), we consummated the acquisition of substantially all of the assets of the Pavilion Movie Theatre located in the Park Slope section of Brooklyn, New York ("Pavilion Theatre") from Pritchard Square Cinema, LLC ("Pavilion Theatre Seller"). The Pavilion Theatre is an eight-screen movie theatre and cafe and is a component of the Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre will also become our showplace to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

On June 15, 2005, the Company entered into a digital cinema framework agreement (the "Framework Agreement") with Christie Digital Systems USA, Inc. ("Christie") through the Company's newly formed wholly-owned subsidiary, Christie/AIX, Inc., a Delaware corporation ("Christie/AIX"), whereby, among other things (1) Christie/AIX will seek to raise financing to purchase 200 of Christie's digital cinema projection systems (the "Systems") at agreed-upon prices; (2) Christie/AIX would then seek to raise additional debt and/or equity financing to purchase an additional 2,300 Systems at agreed-upon prices. The Framework Agreement allows Christie/AIX to terminate the agreement for several reasons, including failure to: (1) execute definitive agreements with certain film distributors by August 31, 2005 to pay virtual print fees to Christie/AIX for deliveries of digital films made to the Systems, (2) execute agreements with certain exhibitors by August 31, 2005 to license the Systems, to house them in the exhibitor locations, and (3) obtain Christie/AIX's final commitment to purchase at least 100 Systems by July 31, 2005.

In connection with the execution of an agreement between the Company and Christie Digital Systems USA, Inc. ("the Framework Agreement"), in June 2005 the Company engaged a third party to assist in raising funds to purchase the equipment associated with the Framework Agreement, and for general corporate purposes. On July 19, 2005 the Company sold to certain institutional and other accredited investors in a private placement (the "July 2005 Private Placement") a total of 1,909,115 shares of Class A Class A common stock at $9.50 per share and warrants (the "July 2005 Private Placement Warrants") to purchase up to 477,275 shares of the Company's Class A Class A common stock. The gross proceeds from the July 2005 Private Placement were $18.1 million, prior to the placement agent's fee and various other expenses. The Company intends to use the net proceeds of the July 2005 Private Placement primarily for funding of the capital investments in the first digital cinema systems contemplated in the Company's 2,500-screen Christie/AIX digital cinema deployment plan announced on June 21, 2005 and for working capital and general corporate purposes. In August 2005, the Company ordered the first 100 digital cinema systems from Christie.

The July 2005 Private Placement Warrants have an exercise price of $11.00 per share of Class A Class A common stock, become exercisable on February 18, 2006 and expire on February 18, 2011. The Warrants are callable by the Company, subject to certain conditions, after the later of (i) the seven month anniversary from the date of the Warrants and (ii) the date on which the registration statement required under the registration rights agreement referenced below is declared effective; provided that the trading price of the Company's Class A Common Stock is 200% of the applicable exercise price for 20 consecutive trading days.

The Company is required to register the shares and warrants issued in the July 2005 Private Placement with the Securities and Exchange Commission by filing a Form S-3 on or before August 20, 2005. Certain monetary penalties apply if the

Company fails to file the Form S-3 by August 18, 2005, or the registration statement is not declared effective within a stipulated period of time.

We offer interrelated services that use each of our business units for the planning, purchasing, delivery and management of digital content -- such as movies, advertising, trailers and alternative content, including concerts, seminars and sporting events -- to movie theater and other venue operators. We believe that our ability to offer a wide range of fully managed services will differentiate us from other service providers, including distributors of other types of digital media.

During the fiscal year ended March 31, 2005, we received 62% of our revenue from the Data Center Services segment and 38% of our revenue from the Media Services segment. During the fiscal year ended March 31, 2004, we received 81% of our revenue from the Data Center Services segment and 19% of our revenue from the Media Services segment. For the fiscal year ended March 31, 2005, KMC Telecom, an IDC customer, comprised approximately 18% of our revenues. Our contract with KMC Telecom expires on December 31, 2005, with respect to which we have received an indication from KMC Telecom that they will not renew the contract for at least some of the current sites that they are licensing under such contract. No other single customer accounted for greater than 10% of revenues during the fiscal year ended March 31, 2005.

Our principal executive offices are at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number at such offices is (973) 290-0080. Our e-mail address is investor@accessitx.com and our web site address is www.accessitx.com. Information accessed on or through our web site does not constitute a part of this prospectus.

                                  THE OFFERING


Class A common stock offered
by selling security holders..........................5,291,809 shares (1)

Common stock equivalents
presently outstanding................................12,398,815 shares (2)

Common stock equivalents to be
outstanding immediately
after this offering..................................12,398,815 shares (2)

Use of proceeds......................................We  will  not  receive  any proceeds from the resale of
                                                     shares   of  our   Class  A
                                                     common stock by the selling
                                                     security   holders,   other
                                                     than    payment    of   the
                                                     exercise   price   of   the
                                                     warrants.


American Stock Exchange symbol.......................AIX

     (1) This prospectus covers the resale by the selling security holders named in this prospectus of up to 1,909,115 shares of our Class A common stock and up to 477,275 shares of our Class A common stock issuable upon the exercise of warrants issued to those selling security holders. These securities were acquired by the selling security holders in a private placement transaction which was exempt from the registration requirements of the Securities Act of 1933. This prospectus may also be used by selling stockholders who exercised their piggyback registration rights with regard to 2,905,419 shares of our Class A common stock that they acquired in various private transactions with us. The selling security holders may offer to sell the shares of Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Please see "Plan of Distribution" in this prospectus for a detailed explanation of how the shares of Class A common stock may be sold.

     (2) Reflects 11,473,004 outstanding shares of our Class A common stock as of August 15, 2005, and 925,811 outstanding shares of our Class B common stock as of August 15, 2005, which are convertible into 925,811 shares of Class A common stock; excludes up to 4,618,744 shares of Class A common stock issuable upon the exercise of outstanding warrants and options, and shares issuable upon the conversion of convertible notes as of August 15, 2005. Please see "Description of Securities" in this prospectus for a discussion of our capital stock.

This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.



                                -----------------

                                  RISK FACTORS

AN INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE DECIDING TO INVEST IN OUR CLASS A COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE PRESENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OR YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings. We incurred net losses of $4.8 million and $6.8 million in the fiscal years ended March 31, 2004 and 2005, respectively. As of March 31, 2005, we had working capital of $1.7 million and cash and cash equivalents of $4.8 million; we had an accumulated deficit of $21.5 million; and, from inception through such date, we had used $8.5 million in cash for operating activities. Our net losses are likely to continue for the foreseeable future.

Our profitability is dependent upon us achieving a sufficient volume of business from our customers. If we cannot achieve a high enough volume, we likely will incur additional net and operating losses. We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and negative cash flows may increase as and to the extent that we increase the size of our business operations, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses. These efforts may prove to be more expensive than we currently anticipate which could further increase our losses. We must significantly increase our revenues in order to become profitable. We cannot reliably predict when, or if, we will become profitable. Even if we achieve profitability, we may not be able to sustain it. If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

WE HAVE LIMITED EXPERIENCE IN OUR BUSINESS OPERATIONS, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO GENERATE SUFFICIENT REVENUES TO ACHIEVE PROFITABILITY.

We were incorporated on March 31, 2000. Our first IDC became operational in December 2000. In addition to our data center operations, we have expanded into the following new business areas: (a) providing back office transactional software for distributors and exhibitors of filmed and digital entertainment through our wholly-owned subsidiary, Hollywood SW; (b) providing software and systems for the delivery of digital entertainment, such as movies, to movie theaters and other venues through our wholly-owned subsidiary, AccessDM; (c) providing information technologies, secure system monitoring of telecommunications and data network outsourcing through our wholly-owned subsidiary, Managed Services, and (d) providing satellite delivery services through our wholly-owned subsidiary FiberSat; (e) operation of a movie theatre, through our wholly-owned subsidiary ADM Cinema and (f) through the planned operation of Christie/AIX, to place digital cinema projection systems into movie theaters and collect virtual print fees in connection therewith. Although we have retained the senior management of Hollywood SW, Managed Services, and FiberSat, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. None of these new businesses is directly related to our data center operations and we cannot assure you that any of them will complement our data center operations, or vice versa. We also cannot assure you that we will be able to successfully operate these businesses. Our efforts to expand into these five new business areas may prove costly and time-consuming and may divert a considerable amount of resources from our data center operations.

Our lack of operating experience in the digital cinema industry and providing transactional software for movie distributors could result in:

         o increased operating and capital costs;

         o an inability to effect a viable growth strategy;

         o service interruptions for our customers; and

         o an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our data centers, our digital cinema business or our movie distribution software business. We cannot assure you that we will be successful in marketing and operating these new businesses or, even if we are successful in doing so, that we will not experience additional losses.


OUR RECENT ACQUISITIONS INVOLVE RISKS, INCLUDING OUR INABILITY TO INTEGRATE SUCCESSFULLY THE NEW BUSINESSES AND OUR ASSUMPTION OF CERTAIN LIABILITIES.

We have recently made meaningful acquisitions to expand into new business areas. However, we may experience costs and hardships in integrating the new acquisitions into our current business structure. On November 3, 2003, we acquired Hollywood SW and on January 9, 2004, we acquired Managed Services. On March 29, 2004, we acquired assets used in the operations of Boeing Digital, a business unit of Boeing, which we integrated into the business of AccessDM. On November 17, 2004, we acquired assets of FiberSat. Most recently, on February 11, 2005, we acquired the Pavilion Theatre through ADM Cinema, our wholly-owned subsidiary. We may not be able to integrate successfully the acquired businesses and assets into our existing business. We cannot assure you that we will be able to effectively market the services provided by Hollywood SW, AccessDM, Managed Services, FiberSat and the Pavilion Theatre along with our data centers. Further, these new businesses and assets may involve a significant diversion of our management time and resources and be costly. Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems. In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to adequately pay off such assumed liabilities. Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

BECAUSE THE USE OF ACCESSDM'S SERVICES LARGELY DEPENDS ON THE EXPANDED USE OF DIGITAL PRESENTATIONS REQUIRING ELECTRONIC DELIVERY, IF SUCH EXPANDED USE DOES NOT OCCUR, NO VIABLE MARKET FOR ACCESSDM'S SERVICES MAY DEVELOP.

Even if we are among the first to develop software and systems for the delivery of digital content to movie theaters and other venues, the demand for them will largely depend on a concurrent expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance, however, that major movie studios that currently rely on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's delivery systems and software.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

We may not be successful in managing our rapid growth. Since February 2003, we acquired five businesses and in connection with those acquisitions, we formed three more subsidiaries. These subsidiaries operate in business areas different from our data center operations business. The number of our employees has grown from 11 in March 2003 to 34 in March 2004 and to 93 in March 2005. Past growth has placed, and future growth will continue to place, a significant challenge to our management and resources, related to the successful integration of the newly acquired businesses. To manage the expected growth of our operations, we will need to improve our existing and implement new operational and financial systems, procedures and controls. We may also need to expand our finance, administrative, client services and operations staff and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO FUND OUR FUTURE OPERATIONS.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, may depend on our ability to generate cash in the future. Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations and available cash financed through the issuance of common stock and promissory notes will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

         o reducing capital expenditures;

         o reducing research and development efforts;

         o selling assets;

         o restructuring or refinancing our remaining indebtedness; and

         o seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION IN OUR BUSINESS, AND THE LOSS OF ONE OR MORE OF OUR LARGEST CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

We expect that we will rely, at least in the near future, upon a limited number of customers for a substantial percentage of our revenues and may continue to have customer concentration company-wide. For fiscal years ended 2004 and 2005, our four largest customers accounted for approximately 54% and 40% of our revenues, respectively (our largest customer, KMC Telecom, accounted for approximately 27% and 18%, respectively of our revenues for such fiscal years). Our contract with KMC Telecom expires on December 15, 2005, with respect to which we have received an indication from KMC Telecom that they will not renew the contract for at least some of the current sites that they are licensing under such contract. The revenues generated from our IDC business constituted approximately 62% of our total revenue for the fiscal year ended March 31, 2005.

AccessDM has generated revenues of $260,000 for the fiscal year ended March 31, 2005, and we anticipate that AccessDM's revenues will grow significantly although there can be no assurances of this. For the fiscal year ended March 31, 2005, the five largest customers of Hollywood SW accounted for approximately 78% of its revenues (its largest customer, 20th Century Fox, accounted for approximately 35% of its revenues for such period). For the fiscal year ended March 31, 2005, the four largest customers of Managed Services and FiberSat accounted for approximately 54% and 73% of their respective revenues. A loss of or decrease in business from one or more of our largest customers for any reason could have a material adverse effect on our business, financial position and results of operations.

OUR  SUBSTANTIAL  DEBT  AND  LEASE   OBLIGATIONS   COULD  IMPAIR  OUR  FINANCIAL
FLEXIBILITY AND OUR COMPETITIVE POSITION.

We now have, and will continue to have, significant debt obligations. We have notes payable to third parties with principal amounts aggregating $14.1 million as of March 31, 2005. We also have capital lease obligations with principal amounts aggregating $6.5 million as of March 31, 2005.

These obligations could have important consequences for us, including:

         o limiting our ability to obtain necessary financing in the future and make it more difficult for us to satisfy our lease and debt obligations;

         o requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

         o making us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business; and

         o placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

         o If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

AN INABILITY TO OBTAIN NECESSARY FINANCING MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION, OPERATIONS AND PROSPECTS IF UNANTICIPATED CAPITAL NEEDS ARISE.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses. We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions. If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate. We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all. We will be restricted on the type and amount of additional indebtedness that we may incur as a result of our acquisition of Hollywood SW. In connection with the acquisition of Hollywood SW, we issued secured promissory notes to the sellers that will be senior to all indebtedness during the term of those notes other than any debt provided by a bank or institutional lender, which is less than $1 million in aggregate principal amount, unsecured or secured by the assets of Hollywood SW and its subsidiaries. We will also be restricted on the type of additional indebtedness that we may incur as a result of our Convertible Debentures. An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects. In connection with the Framework Agreement, we have agreed, through Christie/AIX, to seek to raise financing for purchases of digital cinema projection systems. If we are unable to raise such funds, we may not be able to fulfill our obligations under the Framework Agreement.

OUR  PLAN  TO  ACQUIRE  ADDITIONAL  BUSINESSES  INVOLVES  RISKS,  INCLUDING  OUR
INABILITY   SUCCESSFULLY   TO  COMPLETE  AN   ACQUISITION,   OUR  ASSUMPTION  OF
LIABILITIES, DILUTION OF YOUR INVESTMENT AND SIGNIFICANT COSTS.

We intend to make further acquisitions of similar or complementary businesses or assets, although there are no acquisitions identified by us as probable at this time. Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers. Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities. Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems. If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

WE EXPECT COMPETITION TO BE INTENSE: IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE SERIOUSLY HARMED.

The market for the IDC facilities and managed services business, the digital cinema business and the movie distribution software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes. We expect the intensity of competition in each of these areas to increase in the future. Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business. Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business. In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies. As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations. Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us. We may not be able to compete successfully with our competitors. If we are unable to compete successfully, our business and results of operations will be seriously harmed.

WE FACE THE RISKS OF AN EARLY-STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET AND MAY NOT BE ABLE SUCCESSFULLY TO ADDRESS SUCH RISKS AND EVER BE SUCCESSFUL OR PROFITABLE.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

         o lack of operating experience;

         o net losses;

         o lack of sufficient customers;

         o insufficient revenues and cash flow to be self-sustaining;

         o necessary capital expenditures;

         o an unproven business model;

         o a changing business focus; and

         o difficulties in managing potentially rapid growth.

This is particularly the case with respect to our newly acquired businesses. We cannot assure you that we will ever be successful or profitable.

MANY OF OUR CORPORATE ACTIONS MAY BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS; THESE ACTIONS MAY BENEFIT THESE PRINCIPAL STOCKHOLDERS MORE THAN OUR OTHER STOCKHOLDERS.

As of March 31, 2005, our directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 41% of our outstanding common stock. In particular, A. Dale Mayo, our President and Chief Executive Officer, beneficially holds 965,811 shares of Class B common stock, 9,601 shares of Class A common stock, and notes which are convertible into 45,810 shares of Class A common stock, which collectively represent approximately 10% of our outstanding common stock, but due to the supervoting Class B common stock, represent approximately 51% of the voting power. These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations. Our Class B common stock entitles the holder to ten votes per share. The shares of Class A common stock have one vote per share. Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company; under his employment agreement, for example, Mr. Mayo is entitled to receive cash bonuses based on our revenues, regardless of our earnings, if any.

OUR SUCCESS WILL SIGNIFICANTLY DEPEND ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected. In particular, our performance depends significantly upon the continued service of A. Dale Mayo, our President and Chief Executive Officer, whose experience and relationships in the movie theater industry are integral to our business, particularly in the business areas of Hollywood SW and AccessDM. Although we have obtained two $5 million key-man life insurance policies in respect of Mr. Mayo, the loss of his services would have a material and adverse effect on our business, operations and prospects. Each policy carries a death benefit of $5 million, and while we are the beneficiary of each policy, under one of the policies the proceeds will be used to repurchase, after reimbursement of all premiums paid by us some, or all, of the shares of our capital stock held by Mr. Mayo's estate at the then-determined fair market value. We also rely on the experience and expertise of Russell J. Wintner, AccessDM's President and Chief Operating Officer, the two co-founders of Hollywood SW, David Gajda and Robert Jackovich, and Ravi Patel, FiberSat's President and Chief Operating Officer. In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets. Although we do not currently hold any copyrights, patents or registered trademarks, we do have intellectual property consisting of:

         o licensable software products;

         o rights to certain domain names;

         o registered service marks on certain names and phrases;

         o various unregistered trademarks and service marks;

         o know-how; and

         o rights to certain logos.

If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary. In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property. Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software. We do not, however, have any patents with respect to such software. Because there is no patent protection in respect of our software, other companies are not prevented from developing and marketing similar software. We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software. We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

SERVICE AND OTHER INTERRUPTIONS COULD POTENTIALLY REDUCE OUR REVENUES AND HARM OUR REPUTATION AND FINANCIAL RESULTS.

Our facilities and our customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems could interrupt our customers' ability to provide services from our facilities. This could damage our reputation, make it difficult to attract new and retain customers and cause our customers to terminate their contracts with us and to seek damages. Any of these events could have a material adverse effect on our business, financial position and prospects.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES, WHICH, IF NOT MAINTAINED, MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS.

We are not a communications carrier and, therefore, we rely substantially on third parties to provide our customers with access to voice, data and Internet networks. We must maintain relationships with third-party network providers in order to offer our data center customers access to a choice of networks. Many carriers have their own data center facilities and may be reluctant to provide network services at our data centers. As a result, some carriers may choose not to connect their services to our data centers. We do not own any real property and depend on our ability to negotiate favorable lease terms with the owners of our data center facilities. The use of our IDCs is limited to the extent that we do not extend or renew our leases, in which case we might not be able to accommodate our customers, particularly if we were unable to relocate timely to a comparable facility.

The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract and retain customers and achieve profitability. We rely on third parties to provide electrical power to our data centers, and cannot be certain that these parties will provide adequate electrical power or that we will have the necessary infrastructure to deliver such power to our customers. If the electrical power delivered to our facilities is inadequate to support our customers' requirements or if delivery is not timely, our results of operations and financial position may be materially and adversely affected.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS AND INCUR COSTS AS A RESULT.

A number of our customers are early stage companies. In addition, many of our customers are telecommunications companies, and many telecommunications companies have been experiencing significant financial difficulties. There is a risk that these companies will experience difficulty paying amounts owed to us, and we might not be able to collect on a timely basis all monies owed to us by some of them. Although we intend to remove customers that do not pay us in a timely manner, we may experience difficulties and costs in collecting from or removing these customers.

IF WE DO NOT RESPOND TO FUTURE ADVANCES IN TECHNOLOGY AND CHANGES IN CUSTOMER DEMANDS, OUR FINANCIAL POSITION, PROSPECTS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

The demand for our digital cinema business, movie distribution software and data centers will be affected, in large part, by future advances in technology and changes in customer demands. Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a demand for the digital cinema software and delivery services provided by AccessDM. AccessDM's profitability depends largely upon the general expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance that major movie studios relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's software and systems.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS RELATING TO THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

Our data centers contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers' equipment. We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills. Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs; particularly to the extent we incur liability under applicable environmental laws. This could have a material adverse effect on our business, financial position and results of operations.

                   RISKS RELATING TO OUR CLASS A COMMON STOCK

THE LIQUIDITY OF OUR CLASS A COMMON STOCK IS UNCERTAIN; THE LIMITED TRADING VOLUME OF OUR CLASS A COMMON STOCK MAY DEPRESS THE PRICE OF SUCH STOCK OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

Although shares of our Class A common stock are listed on the American Stock Exchange (the "AMEX"), there has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, you may not be able to sell your shares of Class A common stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of our Class A common stock to fluctuate significantly.

SUBSTANTIAL RESALES OF OUR CLASS A COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

The market price for our Class A common stock could decline, perhaps significantly, as a result of resales of a large number of shares of Class A common stock in the public market or even the perception that such resales could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have a substantial number of options, warrants and other securities convertible into shares of our Class A common stock outstanding that may be exercised in the future. Certain holders of these warrants and convertible securities, as well as holders of our outstanding shares of Class A common stock, have piggy-back registration rights and the holder of shares of Class A common stock issuable in exchange for its shares of preferred stock and certain warrants has demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF CERTAIN FUTURE EQUITY ISSUANCES.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of our Class A common stock. To the extent that these options, warrants or similar securities are exercised or converted, as the case may be, there will be further dilution to holders of shares of our Class A common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the "DGCL") could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. The terms of our preferred stock may be fixed by the company's board of directors without further stockholder action. The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of our Class A common stock. Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Class A common stock and adversely affect the trading price of our Class A common stock.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like the AMEX, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals. As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company's securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

WE MAY NOT BE ABLE TO MAINTAIN LISTING ON THE AMEX, WHICH MAY ADVERSELY AFFECT THE ABILITY OF PURCHASERS IN THIS OFFERING TO RESELL THEIR SECURITIES IN THE SECONDARY MARKET.

Our Class A common stock is presently listed on the AMEX. However, we cannot assure you that the company will meet the criteria for continued listing on the AMEX. If the company is unable to meet the continued listing criteria of the

AMEX and became delisted, trading of the Class A common stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the company's securities.

If the shares of Class A common stock were delisted from the AMEX, they may become subject to Rule 15g-9 under the Exchange Act, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." Application of this Rule could adversely affect the ability and/or willingness of broker-dealers to sell the company's securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.



                                 USE OF PROCEEDS


We will receive no proceeds from the sale of any of or all of the shares being offered by the selling security holders under this prospectus. We may receive an amount of up to approximately $5,250,025 upon the exercise of the warrants, if exercised, as to which we are registering the resale of the underlying shares of Class A common stock. Any proceeds that we receive from the exercise of outstanding warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of these securities will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

                              SELLING STOCKHOLDERS


The following table sets forth as of August 15, 2005, certain information with respect to the beneficial ownership of the Class A common stock as to each selling stockholder.

                                                                     Shares which
                                                                    may be offered
                                        Shares Beneficially           Pursuant to       Shares Beneficially
                                    Owned Prior to Offering (a)      this Offering     Owned After Offering
                                    ---------------------------      -------------     --------------------

              NAME                    NUMBER           PERCENT          NUMBER        NUMBER(B)     PERCENT(A)
              ----                    ------           -------          ------        ---------     ----------

 Leonardo, L.P.
 c/o Angelo Gordon & Co.
 245 Park Avenue, 26th Floor
 New York, NY  10167                894,737 (c)(nn)     7.68%         894,737 (c)(nn)       --          --

 Hare & Co. F/B/O John Hancock
 Small Cap Equity Fund, c/o
 John Hancock Advisers, LLC,
 101 Huntington Ave., 7th Fl.,      375,000 (d)         3.25%         375,000 (d)           --          --
 Boston, MA 02199-7603

 Basso Fund Ltd.
 c/o Basso Capital Management
 1266 East Main Street
 Stamford, CT 06902                 148,027 (e)(f)      1.29%         148,027 (e)(f)        --          --

 Basso Private Opportunity
 Holding Fund Ltd.
 c/o Basso Capital Management
 1266 East Main Street              323,115 (g)(f)      2.76%          94,737 (h)(f)      228,379 (oo)  1.95%
 Stamford, CT 06902

 Basso Multi-Strategy Holding
 Fund Ltd.
 c/o Basso Capital Management
 1266 East Main Street              862,993 (i)(f)      7.02%          53,288 (j)(f)      809,705 (pp)   6.59%
 Stamford, CT 06902

 Bonanza Master Fund Ltd.
 c/o Bonanza Capital
 300 Crescent Court, Suite 1740
 Dallas, TX 75201                   197,369 (k)         1.71%         197,369 (k)           --          --

 Lagunitas Partners LP
 c/o Gruber & McBaine Capital
 Management
 50 Osgood PL-PH                    324,065 (l)(m)(kk)  2.81%          88,815 (l)(m)      235,250 (kk)   2.04%
 San Francisco, CA 94133

 Gruber & McBaine
 International
 c/o Gruber & McBaine Capital
 Management                          69,448 (n)(ll)        *           16,448 (n)          53,000 (ll)  *
 50 Osgood PL-PH
 San Francisco, CA 94133

 Berman Brand & Weiner
 Partnership
 c/o Gruber & McBaine Capital
 Management                           2,566 (o)(m)         *            2,366 (o)(m)          200       *
 50 Osgood PL-PH
 San Francisco, CA 94133

 Donaghy Sales Inc.
 c/o Gruber & McBaine Capital
 Management
 50 Osgood PL-PH                      8,393 (p)(q)         *            7,893 (p)(q)          500       *
 San Francisco, CA 94133


                                       18

 TTEES Hamilton College
 c/o Gruber & McBaine Capital
 Management                          17,290 (r)(s)         *           15,790 (r)(s)        1,500       *
 50 Osgood PL-PH
 San Francisco, CA 94133

 The Wallace Foundation
 c/o Gruber & McBaine Capital
 Management                          11,791 (t)(s)         *           10,791 (t)(s)        1,000       *
 50 Osgood PL-PH
 San Francisco, CA 94133

 J. Patterson McBaine
 c/o Gruber & McBaine Capital
 Management                          65,712 (u)(q) (mm)    *           17,762 (u)(q)       47,950 (mm)   *
 50 Osgood PL-PH
 San Francisco, CA 94133

 Jon D. Gruber & Linda W.
 Gruber
 c/o Gruber & McBaine Capital
 Management                          65,212 (u)(v) (mm)    *           17,762 (u)(v)       47,450 (mm)   *
 50 Osgood PL-PH
 San Francisco, CA 94133



 JMG Triton Offshore Fund, Ltd
 c/o Pacific Assets Management
 11601 Wilshire Boulevard,           75,250 (w)(x)         *           73,750 (w)(x)        1,500        *
 Suite 2180
 Los Angeles, CA 90025

 JMG Capital Partners, LP
 c/o JMG Capital Management
 11601 Wilshire Boulevard,           75,250 (w)(y)         *           73,750 (w)(y)        1,500        *
 Suite 2180
 Los Angeles, CA 90025

 Alexandra Global Master Fund
 Ltd. c/o Alexandra Investment
 Management LLC                     339,996 (z)          2.9%          98,684 (ii)        241,312 (qq)   2.06%
 767 Third Avenue, 39th Floor
 New York, NY 10017

 Smithfield Fiduciary LLC
 c/o Highbridge Capital
 Management, LLC                     65,790 (aa)           *           65,790 (aa)         --            --
 9 West 57th Street, 27th Floor
 New York, NY 10019

 Northwood Capital Partners,
 LP
 c/o Lancaster Investment
 Partners
 1150 First Avenue, Suite 600        50,000 (bb)           *           50,000 (bb)         --            --
 King of Prussia, PA 19406

 Truk Opportunity Fund, LLC
 One East 52nd Street, Sixth
 Floor
 New York, NY 10022                  35,250 (cc)           *           35,250 (cc)         --            --

 Truk International Fund, LP
 One East 52nd Street, Sixth
 Floor
 New York, NY 10022                 2,250 (dd)            *             2,250 (dd)          --           --

 Omicron Master Trust
 c/o Omicron Capital, L.P.
 650 Fifth Avenue, 24th Floor
 New York, NY 10019                  42,894 (ee)           *           32,894 (hh)         10,000 (rr)   *



 Kircher Family Trust dtd
 03-24-04
 c/o Stephen C. Kircher
 6000 Greystone Place                 9,862 (ff)          *             9,862 (ff)        --            --
 Granite Bay, CA 95746

 Kircher Family Foundation
 Inc. c/o Stephen C. Kircher
 6000 Greystone Place
 Granite Bay, CA 95746                3,375 (gg)          *             3,375 (gg)        --            --

 MidMark Equity Partners
 177 Madison Avenue
 Morristown, NJ 07960             2,214,879             19.31%       2,214,879             --            --

 CMNY Capital II, L.P.
 900 Third Avenue, 33rd Floor
 New York, NY 10022                 338,469 (jj)        2.90%         157,927             180,569 (jj)   1.55%
 Attn: Robert Davidoff

 James M. Weichert
 1625 State Route 10                531,588             4.63%         481,588              50,000        *
 Morris Plains, NJ 07950-2933

 Sterling/Carl Marks Capital,
 Inc.
 175 Great Neck Road
 Great Neck, New York  11021         51,025               *            51,025             --            --
 Attn:  Harvey Rosenblatt,
 Executive VP

 Total Selling Stockholders       7,201,623            53.41%        5,291,809           1,909,814      14.68%


--------------------
*      Less than 1%

     (a) Applicable percentage of ownership is based on 11,473,004 shares of Class A common stock outstanding as of August 15, 2005 together with all applicable options, warrants and other securities convertible into shares of our Class A common stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Class A common stock subject to options, warrants or other convertible securities exercisable within 60 days after August 15, 2005 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Certain warrants for which the underlying shares are being offered hereby included in the table are not exercisable until February 19, 2006. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares shown.
     (b)  Assumes sale of all shares offered under this prospectus.
     (c)  Includes 178,947 shares of Class A common stock underlying warrants.

     (d)  Includes 75,000 shares of Class A common stock underlying warrants.
     (e)  Includes 29,606 shares of Class A common stock underlying warrants.
     (f) Howard I. Fischer is a managing member of Basso GP, LLC, the General Partner of Basso Capital Management, L.P. which is the investment manager to the selling stockholder and may be deemed to beneficially own its shares. Mr. Fischer disclaims beneficial ownership of these securities.
     (g) Includes: (i) 175,676 shares of Class A common stock underlying convertible debentures; (ii) 52,702 shares of Class A common stock underlying debenture warrants; and (iii) 18,947 shares of Class A common stock underlying warrants.
     (h)  Includes 18,947 shares of Class A common stock underlying warrants.
     (i) Includes: (i) 622,850 shares of Class A common stock underlying convertible debentures; (ii)186,855 shares of Class A common stock underlying debenture warrants; and (iii) 10,657 shares of Class A common stock underlying warrants.
     (j)  Includes  10,657 shares of Class A common stock  underlying  warrants.
     (k)  Includes  39,474  shares  of  Class  A  common  stock  underlying warrants.
     (l)  Includes 17,763 shares of Class A common stock underlying warrants.
     (m) Gruber & McBaine Capital Management ("Gruber CM") is the general partner of the selling stockholder and has voting and investment power. Gruber CM disclaims beneficial ownership of the shares held by the selling stockholder.
     (n) Includes 3,289 shares of Class A common stock underlying warrants. Gruber CM is the investment advisor for the selling stockholder. Gruber CM disclaims beneficial ownership of the shares held by the selling stockholder.
     (o)  Includes 473 shares of Class A common stock underlying warrants.
     (p)  Includes 1,587 shares of Class A common stock underlying warrants.
     (q) Gruber CM is the investment advisor of the selling stockholder and has voting and investment power. Gruber CM disclaims beneficial ownership of the shares held by the selling stockholder.
     (r)  Includes 3,158 shares of Class A common stock underlying warrants.
     (s) Gruber CM is a trustee of the selling stockholder and has voting and investment power. Gruber CM disclaims beneficial ownership of the shares held by the selling stockholder.
     (t)  Includes 2,158 shares of Class A common stock underlying warrants.
     (u)  Includes 3,552 shares of Class A common stock underlying warrants.
     (v) Mr. Jon D. Gruber is a trustees of the selling stockholder and has voting and investment power. Mr. Gruber disclaims beneficial ownership of the shares held by the selling stockholder.
     (w)  Includes 14,750 shares of Class A common stock underlying warrants.
     (x) JMG Triton Offshore Fund, Ltd. (the "Fund") is an international business company organized under the laws of the British Virgin Islands. The Fund's investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the "Manager") that has voting and dispositive power over the Fund's investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation ("Pacific") and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.
     (y) JMG Capital Partners, L.P. ("JMG Partners") is a California limited partnership. Its general partner is JMG Capital Management, LLC (the "Manager"), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners'
          investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., ("JMG Capital") a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings.
     (z)  Includes:  (i)  55,283  shares  of  Class A  common  stock  underlying debenture warrants; (ii) 184,275 shares of Class A common stock underlying convertible debentures; and (iii) 19,737 shares of Class A common stock underlying warrants. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC which is the investment advisor to this selling stockholder and, by reason of such relationships, each may be deemed to share dispositive power over this selling stockholder's shares. Each of Messrs. Filimonov and Sogoloff and Alexandra Investment Management, LLC disclaim beneficial ownership of this selling stockholder's shares.

     (aa) Includes 13,158 shares of Class A common stock underlying warrants. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.
     (bb) Includes 10,000 shares of Class A common stock underlying warrants.
     (cc) Includes 7,050 shares of Class A common stock underlying warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.
     (dd) Includes 450 shares of Class A common stock underlying warrants. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, L.P., exercise investment and voting control over the securities owned by Truk International Fund, L.P. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.
     (ee) Includes 16,579 shares of Class A common stock underlying warrants.
     (ff) Includes 1,972 shares of Class A common stock underlying warrants. Mr. Stephen C. Kircher is a trustee of the selling stockholder and has voting and investment power. Mr. Kircher disclaims beneficial ownership of these shares held by the selling stockholder.
     (gg) Includes 675 shares of Class A common stock underlying warrants. Mr. Stephen C. Kircher is a trustee of the selling stockholder and has voting and investment power. Mr. Kircher disclaims beneficial ownership of these shares held by the selling stockholder.
     (hh) Includes 6,579 shares of Class A common stock underlying warrants.
     (ii) Includes 19,737 shares of Class A common stock underlying warrants.
     (jj) Includes 180,570 shares of Class A common stock underlying convertible subordinated notes. Mr. Robert Davidoff serves as a director of this selling stockholder and has voting and investment power. Mr. Davidoff disclaims beneficial ownership of these shares held by this selling stockholder.
     (kk) Includes 37,500 shares of Class A common stock underlying warrants.
     (ll) Includes 12,500 shares of Class A common stock underlying warrants.
     (mm) Includes 7,500 shares of Class A common stock underlying warrants.
     (nn) Leonardo Capital Management, Inc. ("LCMI") is the sole general partner of Leonardo, L.P. Angelo, Gordon & Co., L.P. ("Angelo, Gordon") is the sole director of LCMI. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by Leonardo, L.P.
     (oo) Includes (i) 175,676 shares of Class A common stock underlying convertible debentures and (ii) 52,702 shares of Class A common stock underlying debenture warrants.
     (pp) Includes (i) 622,850 shares of Class A common stock underlying convertible debentures and (ii) 186,855 shares of Class A common stock underlying debenture warrants.
     (qq) Includes 55,283 shares of Class A common stock underlying debenture warrants and 184,275 shares of Class A common stock underlying convertible debentures. Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra Investment Management, LLC, which is the investment advisor to the selling stockholder. By reason of such relationships, each may be deemed to share dispositive power over this selling stockholder's shares. Each of Messrs. Filimonov and Sogoloff and Alexandra Investment Management, LLC disclaim beneficial ownership of this selling stockholder's shares.
     (rr) Includes 10,000 shares of Class A common stock underlying warrants.


No selling stockholder has held a position as a director or officer nor has had a material relationship with us or any of our affiliates, or our or their predecessors, within the past three years.


                              PLAN OF DISTRIBUTION

         Each selling stockholder of the Class A common stock of the company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

              o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

              o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

              o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

              o an exchange distribution in accordance with the rules of the applicable exchange;

              o   privately negotiated transactions;

              o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

              o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

              o   a combination of any such methods of sale;

              o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

              o   any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the Class A common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker~dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker~dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Class A common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Class A common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

         The validity of the offered shares of Class A common stock has been passed on for us by Kelley Drye & Warren LLP of New York, New York.


                                     EXPERTS

         The consolidated financial statements of AccessIT at March 31, 2004 and for the fiscal year in the period ended March 31, 2004 incorporated by reference into this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of AccessIT at March 31, 2005 and for the fiscal year in the period ended March 31, 2005 incorporated by reference into this prospectus have been so incorporated in reliance on the report of Eisner LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


           INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                TABLE OF CONTENTS


                                                                         PAGE
About this prospectus................................................     1
Where you can find more information..................................     1
Incorporation of certain documents by reference......................     1
Forward looking statements...........................................     2
Prospectus summary...................................................     4
Risk factors.........................................................     9
Use of proceeds......................................................    17
Selling stockholders.................................................    18
Plan of distribution.................................................    23
Legal matters........................................................    25
Experts..............................................................    25
Indemnification against liability under the Securities Act...........    25
..........
                               5,291,809 Shares

                              Class A common stock

                                   PROSPECTUS

                                ___________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table presents the costs and expenses, payable by us in connection with the sale of the Class A common stock being registered under this post-effective amendment. The selling stockholders will not pay any expenses, other than commissions or discounts. All amounts are estimates except for the SEC registration fee and the AMEX listing fee.

        SEC registration fee..........................    $        6,765.00
        Printing expenses.............................            13,000.00
        Legal fees and expenses.......................            15,000.00
        Accounting fees and expenses..................            15,000.00
        Miscellaneous fees and expenses...............               285.00
                                                          -------------------
        Total:........................................    $       50,050.00
                                                          ===================


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
                  The amended and restated certificate of incorporation and the bylaws of the registrant provide that the registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL, provides in pertinent part as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this

Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

                  (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  As permitted by Section 102(b)(7) of the DGCL, the registrant's fourth amended and restated certificate of incorporation eliminates the personal liability of each of the registrant's directors to the registrant and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
      (a) The exhibits listed in the following table have been filed as part of this registration statement.

EXHIBIT
NUMBER                DESCRIPTION OF DOCUMENT

1.1 -- Form of Underwriting Agreement between the Registrant and the underwriter to the Registrant's November 10, 2003 Public Offering. (3)
2.1 -- Stock Purchase Agreement, dated July 17, 2003, between the Registrant and Hollywood Software, Inc. and its stockholders. (1)
2.2 -- Exchange Agreement, dated as of September 17, 2003, between the Registrant and MidMark Equity Partners II, L.P. (2)
2.3 -- Amendment No. 1 to Stock Purchase Agreement, dated as of November 3, 2003, between and among the Registrant, Hollywood Software, Inc., the selling stockholders and Joseph Gunnar & Co., LLC. (3)
2.4 -- Stock Purchase Agreement, dated as of December 22, 2003, among the Registrant, Concurrent Technologies, Inc. and Erik B. Levitt. (4)
2.5 -- Asset Purchase Agreement, dated as of March 29, 2004, between the Registrant and The Boeing Company. (5)
2.6 -- Form of Exchange Agreement (debt for equity), dated as of March 24, 2004, between the Registrant and each investor taking part in the March 24, 2004 exchange offering. (6)
2.7 -- Form of Exchange Agreement (debt for debt), dated as of March 24, 2004, between the Registrant and each investor taking part in the March 24, 2004 exchange offering. (6)
2.8 -- Securities Purchase Agreement, dated as of June 2, 2004, among the Registrant and certain investors. (7)
2.9 -- Asset Purchase Agreement, dated as of October 19, 2004, among the Registrant, FiberSat Global Services, Inc., FiberSat Global Services LLC, Richard Wolfe, Ravi Patel, McKebben Communications, Globecomm Systems, Inc., Timothy Novoselski, Scott Smith and Farina. (10)
2.10 -- Asset Purchase Agreement, dated as of December 23, 2004, among ADM Cinema Corporation, Pritchard Square Cinema, LLC and Norman Adie. (12)
2.11 -- Stock Purchase Agreement, dated as of October 26, 2004, among the Registrant and the purchasers identified therein. (12)
2.12 -- Securities Purchase Agreement, dated as of February 9, 2005, among the Registrant and certain investors. (11)
2.13 -- Securities Purchase Agreement, dated as of July 19, 2005, among the Registrant and certain investors. (13)
4.1 -- Form of Warrant Agreement (with Warrant Certificates) between the Registrant and the lead underwriter. (3)
4.2  --  Specimen certificate representing Class A common stock. (3)
4.3 -- Promissory note issued by the Registrant to ColoSolutions, Inc., dated November 27, 2002. (1)
4.4 -- Promissory note issued by the Registrant to holders of ten-year warrants. (1)
4.5 -- Form of note to be issued by the Registrant to the selling stockholders of Hollywood Software, Inc. (1)

4.6 -- Form of Pledge and Security Agreement between the Registrant, the selling stockholders of Hollywood Software, Inc. and the pledge agent.
         (1)
4.7 -- Promissory note dated November 3, 2003 issued by the Registrant to David Gajda. (3)

4.8 -- Promissory note dated November 3, 2003 issued by the Registrant to Robert Jackovich. (3)

4.9 -- Pledge and Security Agreement, dated as of November 3, 2003, between the Registrant and the selling stockholders of Hollywood Software, Inc.
         (3)

4.10 -- Registration Rights Agreement, dated as of January 9, 2004, between the Registrant and Erik B. Levitt. (4)

4.11 -- Promissory note dated March 29, 2004 issued by the Registrant to The Boeing Company. (5)

4.12 -- Registration Rights Agreement, dated as of March 29, 2004, between the Registrant and The Boeing Company. (5)

4.13 -- Form of Subordinated Convertible Promissory Note, dated March 24, 2004, issued by the Registrant to each investor taking part in the March 24, 2004 exchange offering. (6)

4.14 -- Form of Registration Rights Agreement, dated as of March 24, 2004, between the Registrant and each investor taking part in the March 24, 2004 exchange offering. (6)

4.15 -- Form of Warrant, dated June 2004, issued to purchasers pursuant to Securities Purchase Agreement, dated as of June 1, 2004, among the Registrant and certain investors. (7)

4.16 -- Form of Warrant, dated June 2004, issued to placement agent in connection with Securities Purchase Agreement, dated as of June 1, 2004, among the Registrant and certain investors. (7)

4.17 -- Registration Rights Agreement, dated as of June 2004, among the Registrant and certain investors. (7)

4.18 -- Promissory Note, dated November 14, 2003, issued by the Registrant to David Gajda. (8)

4.19 -- Promissory Note, dated November 14, 2003, issued by the Registrant to Robert Jackovich.(8)

4.20 -- Registration Rights Agreement, dated as of November 8, 2004, among the Registrant and certain investors. (12)

4.21 -- Form of Subsidiary Guarantee to be entered into by certain subsidiaries of the Registrant pursuant to the Securities Purchase Agreement, dated as of February 9, 2005 among the Registrant and the several investors party thereto. (11)

4.22 -- Form of Debenture to be issued to the purchasers pursuant to the Securities Purchase Agreement, dated as of February 9, 2005 among the Registrant and the several investors party thereto. (11)

4.23 -- Form of Warrant to be issued to the purchasers pursuant to the Securities Purchase Agreement, dated as of February 9, 2005 among the Registrant and the several investors party thereto. (11)

4.24 -- Form of Registration Rights Agreement, among the Registrant and certain investors pursuant to the Securities Purchase Agreement, dated as of February 9, 2005 among the Registrant and the several investors party thereto. (11)

4.25 -- Form of Warrant, issued to purchasers pursuant to Securities Purchase Agreement, dated July 19, 2005. (13)(14)

4.26 --  Form of  Registration  Rights  Agreement, dated  as of July  19,  2005.
         (13)(14)

5.1  --  Opinion of Kelley Drye & Warren LLP. *

23.1 --  Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).*

23.2 --  Consent of PricewaterhouseCoopers LLP.*

23.3 --  Consent of Eisner LLP.*

24.1 --  Powers of Attorney (included on signature page).*

* Filed herewith.

Documents Incorporated Herein by Reference:

(1) Previously filed with the Securities and Exchange Commission on August 6, 2003 as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-107711).

(2) Previously filed with the Securities and Exchange Commission on September 22, 2003 as an exhibit to the Registrant's Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-107711).

(3) Previously filed with the Securities and Exchange Commission on November 4, 2003 as an exhibit to the Registrant's Amendment No. 3 to Registration Statement on Form SB-2 (File No. 333-107711).

(4) Previously filed with the Securities and Exchange Commission on February 17, 2004 as an exhibit to the Registrant's Form 10-QSB for the quarter ended December 31, 2003 (File No. 001-31810).

(5) Previously filed with the Securities and Exchange Commission on April 2, 2004 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(6) Previously filed with the Securities and Exchange Commission on April 29, 2004 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(7) Previously filed with the Securities and Exchange Commission on June 2, 2004 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(8) Previously filed with the Securities and Exchange Commission on June 25, 2004 as an exhibit to the Registrant's Form 10-KSB for the fiscal year ended March 31, 2004 (File No. 001-31810).

(9) Previously filed with the Securities and Exchange Commission on July 2, 2004 as an exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 333-117115).

(10) Previously filed with the Securities and Exchange Commission on November 8, 2004 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(11) Previously filed with the Securities and Exchange Commission on February 10, 2005 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(12) Previously filed with the Securities and Exchange Commission on February 14, 2005 as an exhibit to the Registrant's Form 10-QSB for the quarter ended December 31, 2004 (File No. 001-31810).

(13) Previously filed with the Securities and Exchange Commission on July 22, 2005 as an exhibit to the Registrant's Form 8-K (File No. 001-31810).

(14) Previously filed with the Securities and Exchange Commission on July 22, 2005 as an exhibit to the Registrant's Form 8-K/A (File No. 001-31810).


          (b)        Financial Statement Schedules

        All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or Notes thereto.


ITEM 17. UNDERTAKINGS

         UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(A).
                  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

            (3)     To  file  a   post-effective   amendment   to  remove   from
                    registration any of the securities that remain unsold at the end of the offering.


         UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(E).

                  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(F).

                  The undersigned registrant hereby undertakes that:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of these securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 for the resale of shares of Class A common stock and authorized this Form S-3 registration statement to be signed on its behalf by the undersigned, in the City of Morristown, State of New Jersey, on the 18th day of August, 2005.

                                           ACCESS INTEGRATED TECHNOLOGIES, INC.


                                           By: /s/ A. Dale Mayo
                                              ----------------------------------
                                                A. Dale Mayo, President and
                                                Chief Executive Officer



        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints A. Dale Mayo and Gary S. Loffredo, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature(s)                     Title(s)                          Date

/s/ A. Dale Mayo
-----------------------   President, Chief Executive Officer     August 18, 2005
A. Dale Mayo              and Chairman of the Board of
                          Directors
                          (Principal Executive Officer)

/s/ Kevin J. Farrell
-----------------------   Senior Vice President -- Data Center   August 18, 2005
Kevin J. Farrell          Operations and Director

/s/ Brett E. Marks
-----------------------   Senior Vice President -- Business      August 18, 2005
Brett E. Marks            Development and Director


/s/ Gary S. Loffredo
-----------------------   Senior Vice President -- Business      August 18, 2005
Gary S. Loffredo          Affairs, General Counsel, Secretary
                          and Director

/s/ Brian D. Pflug
-----------------------   Senior Vice President --               August 18, 2005
Brian D. Pflug            Accounting  and Finance
                          (Principal Financial and Accounting
                          Officer)

/s/ Robert Davidoff
-----------------------   Director                               August 18, 2005
Robert Davidoff


/s/ Wayne L. Clevenger
-----------------------   Director                               August 18, 2005
Wayne L. Clevenger


/s/ Matthew W. Finlay
-----------------------   Director                               August 18, 2005
Matthew W. Finlay

/s/ Gerald C. Crotty
-----------------------   Director                               August 18, 2005
Gerald C. Crotty

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION OF DOCUMENT

5.1        --      Opinion of Kelley Drye & Warren LLP
23.1       --      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
23.2       --      Consent of PricewaterhouseCoopers LLP
23.3       --      Consent of Eisner LLP
24.1       --      Powers of Attorney (included on signature page)